Beacon Pointe Advisors, LLC Code of Ethics and Standards of Business Conduct

1.	Introduction

Beacon Pointe Advisors, LLC (“BPA”) is an investment adviser registered with the U.S. Securities and Exchange Commission (“Commission”) under the Investment Advisers Act of 1940 (“the Act”) and Rule 17j-1 of the Investment Company Act (“1940 Act”), as amended. . Pursuant to Rule 204A-1 of the Act, an investment adviser is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

2.	Scope of the Code

BPA has adopted the following Code of Ethics and Standards of Business Conduct (“the Code”) which will govern all “Supervised Persons” of the Firm.

2.1	Supervised Person

BPA’s “Supervised Persons” are:

1.	BPA’s partners, officers, directors (or other persons occupying a similar status or performing similar functions)
2.	BPA’s employees; and
3.	Any other persons who provide advice on behalf of the adviser and are subject to BPA's supervision and control.

2.2	Chief Compliance Officer

BPA has appointed a Chief Compliance Officer (“CCO”) for the Firm. The CCO is responsible for the administration of BPA’s compliance program. Any questions regarding the Code should be addressed with the CCO or compliance department (“Compliance”).

The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from the Director, Compliance, who will review such activities. The Director, Compliance, will also serve as a back-up to the CCO in the absence of the CCO during vacations, extended illness, or incapacity. However, the Director, Compliance, may never approve his/her own activities.

2.3	Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority to prevent any violations of applicable statutes, regulations, or provisions of the Code.

In so doing, Supervised Persons may rely on procedures established by BPA that are reasonably designed to prevent and detect such violations.

Supervised Persons are responsible for the reasonable supervision of the persons who report to them. The CCO is responsible for the general supervision of all Supervised Persons of BPA.

2.4	Functional Titles

The Code and subsequent Policies & Procedures (“P&P”) make use of functional titles/roles to identify the Supervised Persons and their responsibilities. A list of Supervised Persons and their corresponding functional titles are provided in the Employee Directory. Supervised Persons should be mindful that they may have multiple functional roles and must take care to identify all the policies and procedures they are responsible for under the Code and P&P.

2.5	Amendments

The Code does not attempt to anticipate every ethical dilemma that Supervised Persons might face. Instead, it sets forth general guidelines on certain issues for maintaining BPA’s high ethical standards. BPA recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, BPA reserves the right to revoke, modify, interpret, and apply its guidelines, policies, or procedures at its sole discretion and without prior notice.

2.6	Acknowledgements

BPA will provide to each Supervised Person a copy of the Code and any amendments to the Code at the time of hire, and each time it is amended. Each Supervised Person must acknowledge with each version, in writing, that he or she has received a copy of the Code, has read and understood it, has had an opportunity to ask questions about what it means and how it applies to him or her, and that he or she will abide by it.

3.	Fiduciary Duty

BPA is an investment adviser and, as such, is a fiduciary that owes its clients a duty of undivided loyalty. Accordingly, Supervised Persons of BPA will:

1.	Act for the benefit of their clients and place their clients’ interests before their own;
2.	Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;
3.	Conduct themselves with integrity and dignity, and act ethically in their dealings with the public, clients, prospects, employer, and fellow Supervised Persons;
4.	Act with competence, use reasonable care, and exercise independent professional judgment;
5.	Exercise independence in making investment decisions for clients;
6.	Conduct personal securities transactions in a manner that is consistent with the Code and avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;

7.	Eliminate and/or disclose all conflicts of interest;
8.	Safeguard and keep confidential, nonpublic personal information of clients; and

9.     Comply with applicable federal securities laws.

Supervised persons of BPA will not:

1.	Employ any device, scheme, or ploy to defraud a client;
2.	Make any untrue statement to a client or omit to state any material fact that a client would reasonably require to make sound decisions;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
4.	Engage in any manipulative practice concerning a client.

4.	Standards of Business Conduct

In reflection of its fiduciary duty, BPA adopts the following Standards of Business Conduct.

4.1	Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes- Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

4.2	Conflicts of Interest

Supervised Persons will make their best efforts to identify actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with or appears to conflict with the interests of the Firm or its clients. Further, the appearance alone of a conflict of interest can be as damaging to the Firm as an actual conflict.

Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to BPA, and BPA will fully disclose material facts concerning that conflict to the client(s). BPA considers a “conflict of interest” to be any situation in which the Supervised Person’s own interests could interfere with the Supervised Person’s responsibilities as a representative of BPA.

BPA expects Supervised Persons to report potential conflicts of interest to Compliance.

4.3	Outside Business Activities

Supervised Persons have a duty of loyalty to the Firm, and his or her efforts should be devoted to the Firm’s business. BPA encourages Supervised Persons’ participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the Firm, and that is civic, charitable, and professional in nature. Simultaneously, BPA recognizes that outside business activities may create conflicts of interest.

Supervised Persons must disclose, at the time they become a Supervised Person of BPA and, upon any change after that, all outside business activities. This disclosure must be written and clearly describe the activities to be performed and any compensation to be received. Further, Supervised Persons may not engage in any outside business activity related to money management and/or compete with services provided by BPA without first receiving prior approval for the activity from the CCO or designee. In addition, a Supervised Person, must seek prior approval from the CCO, before taking a position on the board of a public company, Supervised Persons are not required to report outside business activities conducted with the CCO’s knowledge with an affiliate of BPA. Supervised Persons must submit pre-approvals using the Firm’s cloud-based compliance software, MyComplianceOffice (“MCO”). Outside business activity disclosures and decisions by the CCO will be maintained in MCO.

Outside business activities requiring disclosure include, but are not limited to:

1.	Being employed by or compensated by any other entity;
2.	Being active in any other business, including part-time, evening, or weekend employment;
3.	Serving as an officer, director, or partner in any other entity;
4.	Owning an interest in any non-publicly traded company or other private, non-real property investment;
5.	Engaging in any public speaking or writing activities related to investment management; or
6.	Acting as a trustee for client accounts, subject to BPA’s prohibition (refer to P&P - Section 21.4 General Custody Policy #4).

4.4	Maintenance of Independence and Objectivity

Supervised Persons will use particular care and sound judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service, or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities or which might compromise the credibility of BPA.

4.4.1	Gifts, Entertainment, and Travel

BPA recognizes the potential conflicts of interest when Supervised Persons of the Firm give or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the Firm. The overriding principle is that Supervised Persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence decision- making or make the Supervised Person feel beholden to another person or firm. Similarly, Supervised Persons will not offer gifts, favors, entertainment, or other things of value that may be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm. Therefore, BPA has adopted the following policies and procedures regarding giving o receiving gifts and entertainment:

1.	Supervised Persons will not give a gift to any client, vendor, potential vendor, or anyone else that does business or seeks to do business with the Firm over $250 per calendar year per entity without prior approval from CCO or designee. All gifts given in excess of $250 per calendar year per entity must be reported to Compliance.
2.	Supervised Persons will not give gifts to potential clients except for de minimis items that would be considered exclusions under these policies (see below).
3.	Supervised Persons will not accept any gift or other items from any client, potential client, vendor, potential vendor, or anyone else that does business with or seeks to do business with the Firm that is in excess of $250 per calendar year per entity, without approval from the CCO or designee. All gifts received in excess of $250 per calendar year per entity must be reported to Compliance.
4.	Cash and/or cash equivalents will never be offered or accepted, regardless of the amount. For purposes of this policy, gift cards are not considered cash equivalents.

5.	Supervised Persons will not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the Firm. Supervised Persons may occasionally provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. Typically, the person or entity providing the entertainment will be present. BPA does not consider these occasional entertainment expenses gifts and therefore does not count them toward the annual gift allowance. However, no entertainment expense should be given or accepted in such frequency or amount that would violate BPA’s overriding principle, as stated above. Generally, business entertainment of not more than $250 per individual is considered reasonable.

6.	From time to time, Supervised Persons may receive offers to attend conferences, seminars, or similar events provided by or sponsored by a person or entity that does or seeks to do business with the Firm, such as a mutual fund company, custodian, or broker-dealer. Supervised Persons may accept invitations to, and costs associated with attending events, such as travel, hotel, meals, and conference fees, provided that such offers do not violate the overriding principle to remain independent, objective, and not feel beholden to anyone.
7.	Supervised Persons must report all gifts over the dollar values above to Compliance, who will maintain a log of such items, including the name of the person or company giving/receiving the item, the date the item was given/received, a description of the item, and its approximate value.

If a third party could perceive a gift as being improper or as compromising the integrity of Supervised Persons and/or BPA, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact Compliance.

4.4.2	Exclusions

The following items are not subject to BPA’s Gifts and Entertainment policies:

1.     Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;

2.	Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of BPA;
3.	Gifts received in the name of the Firm (e.g., holiday food baskets) and widely shared among Supervised Persons; and
4.	Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items.

5.	Personal Trading

BPA’s policy permits Supervised Persons who are Access Persons, as defined below, to maintain personal securities accounts provided that investing by Access Persons is consistent with BPA’s fiduciary duty to its clients and with regulatory requirements.

Personal securities transactions must never adversely affect clients. BPA will monitor the trading activity of its Access Persons to confirm that clients' interests come first, and that the trading activity complies with applicable securities laws. All securities transactions and holdings in any account of an Access Person, including accounts for which the Access Person is considered a beneficial owner (see definition below), are subject to review by BPA.

Access Persons will disclose to BPA their holdings and transactions in securities or other investments for which they are a beneficial owner. Furthermore, Access Persons will obtain written pre-approval for initial public offerings (IPOs), limited offerings, and certain personal investments per the Firm’s pre-clearance policies, as defined below.

5.1	Access Persons

An Access Person is defined as follows:

1.	BPA’s directors and officers;
2.	Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or
3.	Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For all policies and procedures relating to the Personal Securities Transactions Policy and Personal Accounts sections, including all subsections (as outlined below), the definition of Access Persons shall include immediate family (as defined below), or f trusts for which the Access Person serves as a trustee or has a beneficial interest.

4.2	List of Access Persons

All of BPA’s employees are Access Persons. Interns are not generally considered Access Persons as they are not given access to and do not have access to nonpublic information.

4.3	Immediate Family

For purposes of the Code, “immediate family” of an advisory representative means any of the following persons who reside in the same household as the Access Person:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate family includes but is not limited to adoptive relationships and any other relationship (whether or not recognized by law or shown above), which the Compliance determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

4.4	Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” if the individual has a direct or indirect pecuniary interest in the securities, which may include but not be limited to any of the following: securities held by members of a person’s immediate family sharing the same household, a person’s interest in securities held by a trust, and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

4.5	Personal Securities Transactions Policy

BPA and its Access Persons may personally invest in securities that are also recommended for client accounts. Due to the size and liquidity of the type of securities that BPA trades for its clients, BPA does not believe that personal trading activity will adversely affect clients’ transactions. Furthermore, for clients in which a sub-adviser is assigned, BPA’s employees do not have access to the transactions that are placed in client accounts until after the trades have been placed. For personal transactions in accounts not managed by BPA, Access Persons must first follow the requirements under pre-clearance of trades, as applicable, before transacting.

4.6	Pre-Clearance of Trades

Access Persons are required to obtain approval from the CCO or designee prior to effecting any transaction in securities which:

1.	Involves a registered public offering (IPO), both in new issues and secondary offerings, including new issues of municipal securities (see Prohibitions on IPOs below);
2.	Is a private placement;
3.	Is a limited offering;

Access Persons desiring to trade a security requiring pre-clearance should submit a request for pre-approval in advance of the trade through MCO. All pre-approval requests and responses will be maintained in accordance with applicable books and records rules.

Unless short sales, options, and margin transactions involve financial instruments, which fall within the above prohibitions, Access Persons may engage in such transactions; however, such transactions are strongly discouraged. Any Access Person engaging in such transactions should recognize the danger of being “frozen” because of the general restrictions, which apply to personal transactions, as noted above.

Day trading (buying and selling in the same security on the same business day) of any security is strictly prohibited.

Beacon Pointe Multi-Alternative Fund Trust Pre-Clearance

Access Persons of Beacon Pointe who may have direct or indirect knowledge of trading in the Beacon Pointe Multi-Alternative Fund (BPMAX Fund) are subject to additional pre-clearance requirements. Beacon Pointe will maintain a list of these Access Persons. The Access Persons identified on the list will be required to pre-clear transactions in any securities held in the BPMAX Fund or any securities considered for a potential investment opportunity (“Restricted List”).

If the transaction is not subject to the Pre-Clearance Policy, the Access Person may place the transaction without restriction.

4.7	Prohibitions on Initial Public Offerings (IPO)

Access Persons are prohibited from participating in IPOs. In rare circumstances, exceptions may be made but only with pre-approval from the CCO or designee. Documentation relating to any exceptions made, including the reason(s) a transaction was permitted, will be maintained by Compliance s.

4.8	Limited Offering

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Regulation D §§ 230.504, 230.505, or 230.506.

This includes transactions by an issuer not involving any public offering; transactions involving offers or sales by an issuer solely to one or more accredited investors, if the aggregate offering price of an issue of securities offered in reliance on this paragraph does not exceed the amount allowed under regulation, if there is no advertising or public solicitation in connection with the transaction by the issuer or anyone acting on the issuer's behalf, and if the issuer files such notice with the Commission as the Commission prescribes; or transactions that meet exemptions as provided under Regulation D.

4.9	Other Transactions

No Supervised Person will participate on behalf of the Firm (or any division), or any client of the Firm, or on such employee’s own behalf in any of the following transactions:

1.	Use of firm funds for political purposes (except events approved by CCO);
2.	Payments or receipt of bribes, kickbacks, or other amounts with any understanding that part or all such amount will be refunded or delivered to a third party (such as consultants to plans subject to ERISA) in violation of any applicable law;
3.	Payments to government officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes); and
4.	Use of the funds or assets of the Firm or any subsidiary of the Firm for any unlawful or improper purpose.

Whether a violation of any of these rules has occurred shall be determined by the Firm in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures have been instituted by any person.

Personal Accounts

To assist in the monitoring of employee trading, BPA requests Access Persons who maintain personal accounts and accounts for which the Access Person has a beneficial interest to maintain those accounts, to the extent possible, at a national brokerage firm that provides BPA with electronic downloads of Access Persons’ transactions and holdings. For accounts maintained with a brokerage firm from which electronic downloads of transactions are not available, the Access Person will upload duplicate statements to MCO quarterly. Compliance will periodically review the trading activity for potential conflicts of interest or violations of the Code of Ethics.

Reportable Securities

Access Persons must report all transactions involving Reportable Securities. A “Reportable Security” includes, but is not limited to:

1.	An equity security including common and preferred stock;
2.	Corporate, municipal, and mortgage/asset-backed bonds, excluding exempted government obligations;
3.	An investment convertible into, or exchangeable for, stock or debt securities;
4.	Any derivative instrument relating to any of the above securities, including warrants, options, and futures;
5.	Any interest in a partnership investment in any of the foregoing;
6.	Shares of closed-end investment companies;
7.	Exchange-Traded Funds (ETFs); and

8.     Any private placement.

A “Reportable Security” does not include securities that are:

1.	Direct obligations of the Government of the United States;
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares issued by open-end funds (this exception does not apply to Exchange Traded Funds (ETFs) and reportable funds*);

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds*; and
6.	Interests in 529 Plans not managed, distributed, marketed, or underwritten by the adviser or a control affiliate.

*Reportable funds include funds of fund companies affiliated with BPA or to which BPA or a related firm provides investment advice or other advisory services.

Personal Holdings Reports

Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to Compliance all personal securities holdings of Reportable Securities (including limited offering holdings) through MCO. Each Holdings Report must contain, at a minimum, the following information:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and
3.	The date the Access Person submits the report.

The required information must be current as of a date, not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).

The CCO or designee will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violations of the Code. The compliance designee will review the holdings of the CCO.

Personal Security Transaction Reports

Access Persons must report all personal securities transactions on a quarterly basis. Access Persons must also report on a quarterly basis, any account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. It is the responsibility of the Access Persons to submit the Transaction Report to Compliance no later than 30 days after the end of each calendar quarter. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or because of the transaction acquired, any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the security at which the transaction was effected;
4.	The name of the broker, dealer or bank with or through which the transaction was effected; and
5.	The date the Access Person submits the report.

Each transaction report must also contain the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: the name of the broker, dealer, or bank with which the Access Person established the account.

The CCO or designee will review the personal transaction activity for violations of insider trading, front- running, and pre-clearance of trades as described above as well as other potentially abusive practices. The compliance designee will review the transactions of the CCO.

6.	Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires an investment adviser to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information (“MNPI”) by its directors, officers, and employees.

BPA has adopted the following policies and procedures to reasonably prevent the misuse of MNPI. All Supervised Persons of BPA are required to adhere to the Firm’s policy.

Summary

Pursuant to Section 204A of the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of MNPI by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in possession of MNPI about a company or about the market for that company's securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized, or losses avoided using the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee, of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider trading on inside information breaches a duty of trust and confidence to the shareholders of his/her corporation. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include but are not limited to, accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider trading on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making their investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the Commission, or by an appearance in publications of general circulation.

Policies

All Supervised Persons shall adhere to the following:

1.	Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the Compliance whom BPA has designated to handle such matters.
2.	No Supervised Person, in possession of MNPI about a company, will for their portfolio or the portfolios of others buy or sell the securities of that company until that information becomes publicly disseminated and the market has had an opportunity to react.

3.	No Supervised Person will communicate or “tip” MNPI about a company to any person except for lawful purposes.

4.	Supervised Persons will adhere to the Firm’s policies and procedures regarding insider information. Any improper trading or other misuses of MNPI by any Supervised Person may be grounds for immediate dismissal.

No Supervised Person shall disclose MNPI about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of BPA.

Procedures and Responsible Party

1.     Every Supervised Person is required to disclose any outside business activities to Compliance.

2.	Every Supervised Person will disclose to Compliance any other activities they engage in that may reasonably cause them to have access to inside information.
3.	If necessary, the Compliance will develop and maintain “restricted lists” and “watch lists,” which identify the securities that may not be traded in a client, employee, and proprietary accounts without prior approval from the CCO or designee.

4.	Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, shall consider whether the information is material and nonpublic. If, after consideration, the information is material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:
a.	Report the matter immediately to Compliance;
b.	Not purchase, sell or recommend securities on behalf of themselves or others, including accounts managed by BPA;
c.	Not communicate the information inside or outside BPA other than to Compliance, the CCO, or senior management.

After the CCO or designee has reviewed the matter, they will instruct the Supervised Person on the proper course of action to take.

5.	BPA will distribute to its Supervised Persons at the time of hire and at least with each new updated version the Firm’s insider trading policy by providing this Code. Every Supervised Person will be required to certify, that they have received, read, understood, and will comply with the Firm’s Code.

6.	BPA will periodically review and update as necessary BPA’s insider trading policies to reflect regulatory, business, or industry changes.
7.	Compliance will review Access Person’s holdings and transaction reports for potential policy violations.

Questions about BPA’s Insider Trading Policy

While compliance with the law and BPA’s policies and procedures described in this Code is everyone’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to Compliance, who has been designated by BPA to respond to such questions.

Violations of Insider Trading

Violations of BPA’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness. They will constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

7.	Preserving Confidentiality

BPA has implemented policies and procedures to limit sharing of and access to clients' nonpublic personal information ("NPI") to BPA personnel who need that information to provide services to those clients.

Supervised Persons will always preserve the confidentiality of information communicated by clients unless the information concerns illegal activities on the client's part. If that happens, the Supervised Person should give the information directly to Compliance for further action.

8.	Whistleblower Policy

Section 21F of the Securities Exchange Act of 1934, as amended (“Exchange Act”) protects Whistleblowers by prohibiting employers from retaliating against Whistleblowers who (i) have a “reasonable belief” that the information being provided relates to a possible securities law violation and (ii) provide information in the manner described in the statute (“Whistleblower Rule”).

Policy

The term ‘‘whistleblower’’ means any individual who provides, or two or more individuals acting jointly who provide, information relating to a violation of the securities laws to the Commission, in a manner established, by rule or regulation, by the Commission.

In general, no employer may discharge, demote, suspend, threaten, harass, directly or indirectly, or in any other manner discriminate against, a whistleblower in the terms and conditions of employment because of any lawful act done by the whistleblower;

1.	in providing information to the Commission in accordance with this section;
2.	in initiating, testifying in, or assisting in any investigation or judicial or administrative action of the Commission based upon or related to such information; or
3.	in making disclosures that are required or protected under the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201 et seq.), the Securities Exchange Act of 1934 (15 U.S.C. 78a et seq.), including section 10A (m) of such Act (15 U.S.C. 78f (m) [130]), section 1513(e) of title 18, United States Code, and any other law, rule, or regulation subject to the jurisdiction of the Commission.

Additionally, no person may take any action to impede an individual from communicating directly with the Commission staff about a possible securities law violation, including enforcing, or threatening to enforce, a confidentiality agreement (other than agreements dealing with information covered by §240.21F-4(b) (4)

(i) and §240.21F-4(b) (4) (ii) related to the legal representation of a client) with respect to such communications.

Nothing in this manual shall be deemed to diminish the rights, privileges, or remedies of any whistleblower under any Federal or State law.

9.	Reporting Violations of the Code

Supervised Persons must promptly report any violation or suspected violation of the Code, securities laws, or rules to the Compliance. Reporting may be on an anonymous basis. BPA will take no retaliation or retribution of any kind against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is a violation of this Code.

The CCO or designee will promptly investigate all reports and, if deemed necessary, determine the appropriate action to take based on the facts and circumstances of the situation. BPA may utilize any or all the sanctions described below.

Sanctions/Disciplinary Policy

BPA may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the Firm’s written compliance policies and procedures:

1.	Letter of Caution
2.	Admonishment
3.	Fine, Disgorgement
4.	Suspension
5.	Termination

6.     Report Violation to Regulatory Authorities